Exhibit 99.1

SeaSpine Appoints Seasoned Healthcare Executive to its Board of Directors

CARLSBAD, CA / December 14, 2021 – SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today that it has appointed Angela Steinway to its Board of Directors, effective December 14, 2021. Ms. Steinway will serve as a member of the company’s Audit Committee. With the appointment of Ms. Steinway, the SeaSpine Board of Directors now consists of nine directors, eight of whom are independent.

Ms. Steinway brings over 15 years of experience in the medical device industry, having worked in various strategy, sales and finance functions throughout her career. Currently, she is the Vice President, Strategy, Business Development, and Private Label at Integra Lifesciences Holdings Corporation where she oversees strategy and business development for tissue technologies and regenerative medicine and has responsibility for an approximately $120 million business serving non-core commercial markets. Ms. Steinway joined Integra in 2009 and, prior to her current role, held roles of increasing responsibility within the company’s finance and sales organizations. Earlier in her career, Ms. Steinway worked at Oppenheimer & Co (formerly CIBC World Markets) as a Securities Analyst, Medical Devices & Diagnostics Equity Research where her research focused on the medical technology industry.
“We are pleased to welcome Angela to SeaSpine’s Board of Directors,” said Keith Valentine, SeaSpine President and Chief Executive Officer. “Angela’s passion for life science technologies, combined with her experience in identifying and pursuing strategic opportunities, will provide us with unique insight as we move through our next stages of growth. We look forward to working with Angela in meeting our corporate strategic goals.”

Kirt Stephenson, the Chair of SeaSpine’s Board of Directors, said: “Angela’s addition complements our Board’s existing skills and experiences. We are excited about the new perspective she will bring.”

Ms. Steinway earned her B.A. in Economics from the University of Pennsylvania and holds an Executive Education Certificate from the Wharton School of the University of Pennsylvania. She currently sits on the board of ProduceGood, an organization dedicated to finding sustainable solutions to alleviate hunger, reclaim and repurpose waste and promote community health.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development, and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions, as well as a market leading surgical navigation system, to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic, and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in orthobiologic sciences, as well as spinal implants, software, and advanced optics product development, allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide through a committed network of increasingly exclusive distribution partners.

# # #

Investor Relations Contact
Leigh Salvo
(415) 937-5402
ir@seaspine.com